EXHIBIT 4.1

SUPPLEMENTAL INDENTURE

THIS SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of November 23, 2009, among Rural/Metro Operating Company LLC, a Delaware limited liability company (the “Company”), Rural/Metro (Delaware) Inc., a Delaware corporation (the “Corporate Co-Issuer” and, together with the Company, the “Issuers”) and Wells Fargo Bank, National Association, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers and the Trustee have heretofore executed and delivered to the Trustee an indenture, dated as of March 4, 2005 (the “Indenture”), between the Issuers, the Guarantors and the Trustee providing for the issuance of 9.875% Senior Subordinated Notes due 2015 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides, subject to certain exceptions, that the Indenture or the Notes may be amended “with the consent of the holders of at least a majority in principal amount of the Notes then outstanding” (the “Majority Holders”);

WHEREAS, in connection with a tender offer and consent solicitation, the Issuers have solicited the consents of Holders of the Notes to certain proposed amendments to the Indenture (the “Proposed Amendments”);

WHEREAS, the Majority Holders have consented to the Proposed Amendments; and

WHEREAS, the Issuers, pursuant to the foregoing authority, propose in and by this Supplemental Indenture to amend the Indenture and has requested that the Trustee join in the execution of this Supplemental Indenture;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture (and not otherwise defined herein) are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof. Any defined terms present in the Indenture or the Notes but no longer used as a result of the amendments made by this Supplemental Indenture are hereby eliminated. The definition of any defined term used in the Indenture or the Notes where such definition is set forth in any of the sections or subsections that are eliminated by this Supplemental Indenture and the term is still used in the Indenture or the Notes after the amendments hereby become operative shall be deemed to become part of, and defined in Section 1.01 of the Indenture. Such defined terms are to be in alphanumeric order within Section 1.01 of the Indenture.

ARTICLE II

Amendments

SECTION 2.1. Effective as of the date the Notes are accepted for payment pursuant to the offer by the Issuers to purchase for cash any and all of the Notes and the related solicitation of consents (the “Offer”), pursuant to the Offer to Purchase and Consent Solicitation Statement, dated as of November 6, 2009, the following amendments to the Indenture shall apply to the Notes:

(i) Reports and Other Information. Section 4.02 of the Indenture and the corresponding reference thereto in the Table of Contents thereto is hereby deleted in its entirety and replaced with the words “Intentionally Deleted.”

(ii) Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock. Section 4.03 of the Indenture and the corresponding reference thereto in the Table of Contents thereto is hereby deleted in its entirety and replaced with the words “Intentionally Deleted.”

(iii) Limitation on Restricted Payments. Section 4.04 of the Indenture and the corresponding reference thereto in the Table of Contents thereto is hereby deleted in its entirety and replaced with the words “Intentionally Deleted.”

(iv) Dividend and Other Payment Restrictions Affecting Subsidiaries. Section 4.05 of the Indenture and the corresponding reference thereto in the Table of Contents thereto is hereby deleted in its entirety and replaced with the words “Intentionally Deleted.”

(v) Asset Sales. Section 4.06 of the Indenture and the corresponding reference thereto in the Table of Contents thereto is hereby deleted in its entirety and replaced with the words “Intentionally Deleted.”

(vi) Transactions with Affiliates. Section 4.07 of the Indenture and the corresponding reference thereto in the Table of Contents thereto is hereby deleted in its entirety and replaced with the words “Intentionally Deleted.”

(vii) Liens. Section 4.11 of the Indenture and the corresponding reference thereto in the Table of Contents thereto is hereby deleted in its entirety and replaced with the words “Intentionally Deleted.”

(viii) Business Activities. Section 4.14 of the Indenture and the corresponding reference thereto in the Table of Contents thereto is hereby deleted in its entirety and replaced with the words “Intentionally Deleted.”

(ix) Payment for Consent. Section 4.15 of the Indenture and the corresponding reference thereto in the Table of Contents thereto is hereby deleted in its entirety and replaced with the words “Intentionally Deleted.”

(x) Limitation on Designations of Unrestricted Subsidiaries. Section 4.17 of the Indenture and the corresponding reference thereto in the Table of Contents thereto, is hereby deleted in its entirety and replaced with the words “Intentionally Deleted.”

(xi) Consolidation, Merger or Sale of Assets of the Issuer. Clauses (2) and (3) are hereby deleted from Section 5.01 of the Indenture and replaced with the words “Intentionally Deleted.”

(xii) Events of Default. Clauses (c), (d) and (e) are hereby deleted from Section 6.01 of the Indenture and replaced with the words “Intentionally Deleted.”

ARTICLE III

Miscellaneous

SECTION 3.1. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 3.2. Effectiveness. The provisions of this Supplemental Indenture will not become operative until the date the Notes are accepted for payment pursuant to the Offer.

SECTION 3.3. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.4. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.5. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 3.7. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Rural/Metro Operating Company, LLC

By:	/s/ Kristine B.Ponczak
Name:	Kristine B. Ponczak
Title:	Senior Vice President & Chief Financial Officer

Rural/Metro (Delaware) Inc.

By:	/s/ Kristine B. Ponczak
Name:	Kristine B. Ponczak
Title:	Senior Vice President & Chief Financial Officer

Wells Fargo Bank, National Association, as Trustee

By:	/s/ Martin Reed
Name:	Martin Reed
Title:	Vice President

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